UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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Rocky Mountain Chocolate Factory, Inc.

(Name of Registrant as Specified In Its Charter)

AB VALUE PARTNERS, LP

AB VALUE MANAGEMENT LLC

BRADLEY RADOFF

ANDREW T. BERGER
RHONDA J. PARISH
MARK RIEGEL
SANDRA ELIZABETH TAYLOR
MARY KENNEDY THOMPSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AB Value Partners, LP, AB Value Management LLC (together with AB Value Partners, LP, “AB Value”), Bradley Radoff, Andrew T. Berger, Rhonda J. Parish, Mark Riegel, Sandra Elizabeth Taylor and Mary Kennedy Thompson filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission on September 13, 2021, to be used to solicit votes for the election of their slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and for the approval of a business proposal to be presented at the Annual Meeting.

On September 13, 2021, AB Value issued the following press release:

Concerned Shareholders of Rocky Mountain File Definitive Proxy Statement for Rocky

Mountain Chocolate Factory 2021 Annual Meeting

Exposes the Half-Truths Contained in the Company’s Proxy Materials Ensuring Shareholders Have the Right Information to Inform Their Voting Decisions

Encourages Shareholders to Learn the Facts, Ignore the Fictions, and Vote the BLUE Card to Elect the Concerned Shareholders of Rocky Mountain’s Director Candidates

WESTFIELD, N.J.--(BUSINESS WIRE)--AB Value Management LLC, collectively with its affiliates (“AB Value”), and the other participants in this solicitation (collectively, the “Concerned Shareholders of Rocky Mountain”) representing approximately 14.63% of the outstanding shares of Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company”), today filed their definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit proxies for the election of their five, highly-qualified, independent director candidates—Andrew T. Berger, Mary Kennedy Thompson, Mark Riegel, Sandra Elizabeth Taylor and Rhonda J. Parish—at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”).

“We put forward director nominations because while we believe that the Company has tremendous potential, it has been beset by haphazard, reactive leadership and governance. This reactivity has only been magnified in the recent months leading up to the 2021 Annual Meeting,” commented Andrew Berger, Managing Member of AB Value.

The Concerned Shareholders of Rocky Mountain believe the Company’s proxy materials continue a pattern of false and misleading statements about the Company’s actions and engagement with the Concerned Shareholders of Rocky Mountain. Summarized below are a few of the most egregious fictions contained in the Company’s filings and how those misrepresentations can be combatted with facts that show the Company is manipulating the truth for its benefit:

COMPANY FICTION #1: The Company’s Board of Directors (the “Board”) has been successfully implementing an ongoing refreshment program over the last several years.

FACT: The Board has taken defensive and reactionary measures after our public involvement. The first time the Company publicly mentioned “Board refreshment” was on July 22, 2021, that is, less than a month after AB Value submitted its nomination notice. The Company also fails to mention that the Board turnover was not driven by some long-term, deliberate plan by the Company, but by continuing shareholder agitation:

● Tariq Farid—joined the Board in January 2020 as part of the a strategic alliance with Edible Arrangements, LLC;

● Andrew Berger and Mary Kennedy Thompson—nominated to the Board by the Company pursuant to a settlement agreement in December 2019; and

● Jeffrey R. Geygan—appointed in August 2021 to the Board as a means of settling a proxy fight headed by affiliates of Mr. Geygan.

COMPANY FICTION #2: The Board has engaged in substantial, good-faith dialogue with AB Value.

FACT: AB Value and the Company had a nearly fully negotiated settlement agreement with a one-year standstill provision that had been agreed to in principle by the Company’s general counsel, who communicated that the agreement was also approved of by the CEO, only to be deemed unacceptable by a contingency of the Board and abandoned by the Company. The Company’s next “engagement” with AB Value regarding potential settlement, more than six weeks later, included a four-year standstill provision that would entrench incumbent directors for multiple years and the Board’s refusal to change its composition as part of any settlement with AB Value (despite its willingness to do so when settling with Global Value Investment Corp. (“Global Value”), which had recently pursued a tender offer for shares of the Company). By refusing to put Mr. Berger on its slate, the Company is attempting to remove the director who championed the very governance enhancements the Company subsequently implemented (and glamourized in a PR campaign).

COMPANY FICTION #3: The Company is committed to best-in-class governance.

FACT: The Board makes the daily decision to retain a decade-long poison pill, adopted without shareholder approval, set to expire in March 2025. Despite the Concerned Shareholders of Rocky Mountain’s qualifying and timely notice of its non-binding proposal to redeem the pill, the Board, led by Rahul Mewawalla, did not even have the courage to include our proposal on its proxy card for shareholders to consider at the 2021 Annual Meeting.

COMPANY FICTION #4: The Company’s nominees, six of whom are independent, constitute the right Board with the right depth and breadth of qualifications to drive the Company’s growth strategy.

FACT: Excluding the Board, none of Mr. Mewawalla, Gabriel Arreaga or Brett Seabert has ever sat on a public board. Mr. Mewawalla also lacks C-level experience with a public company and food and beverage experience. Similarly, neither Mr. Seabert nor Mr. Geygan had any experience in the confectionary industry prior to joining the Board.

The facts also support questioning both Messrs. Seabert and Geygan’s ability to exercise independent judgment. Mr. Geygan and Global Value recently attempted a tender offer for a control-like stake in the Company, threatened to replace a near-majority of the Board, and has made multiple indications of their desire to take control of the Company.[1] Mr. Seabert, on the other hand, shares a close, intimate connection with the Company’s CEO—Mr. Seabert may have found a Best Man in Mr. Merryman, but that doesn’t make Mr. Seabert the best man for the Board.[2]

[1]	Such indications include two attempts implied from oral conversations between GVIC and Company representatives approximately five and ten years ago (both of which were recently confirmed by Mr. Geygan to AB Value) and a written offer made on June 8, 2021, as disclosed in the Company’s definitive proxy statement filed with the SEC on September 9, 2021.
[2]	Mr. Merryman served as Mr. Seabert’s Best Man at his wedding. The wedding announcement from the Reno Gazette-Journal may be found here: https://www.newspapers.com/clip/52304131/reno-gazette-journal/

COMPANY FICTION #5: The Special Committee’s purpose is to oversee the process of identifying new qualified, independent directors.	FACT: The Company’s own counsel confirmed that the Special Committee was formed in response to, and to address the proxy contest at the 2021 Annual Meeting. If the Company disputes this, we believe the Board resolutions drafted to create the Special Committee eliminate any doubt as to the committee’s true purpose and scope.
COMPANY FICTION #6: AB Value’s nominees (except Ms. Thompson) do not have the requisite experience, skillsets or expertise to drive the Company’s strategy.

FACT: As the Company’s largest shareholder group, the Concerned Shareholders of Rocky Mountain are aligned in acting in the best interest of all shareholders. The majority of our candidates have served at public companies and bring a wide array of experience: corporate social responsibility, restaurant and confection industry expertise, sophisticated financial analysis and judgment, and successful track records that the Board desperately needs to enhance value for shareholders. Indeed, the Company has conveniently changed its opinion of Mr. Berger since it published both its 2020 and 2019 proxy statements, in which it told shareholders that “[the Company] believe[s] that Mr. Berger’s investment management experience, specifically experience within the food and franchising industry, qualify him to serve as a director of the Company.”

It is clear to the Concerned Shareholders of Rocky Mountain that its campaign has inspired reactionary, though haphazard, changes at the Company, but there is more work to be done. If elected, our candidates will bring increased shareholder insight into the boardroom, shareholder insight that is not tainted by a historically demonstrated desire to seek personal rewards at the expense of all other shareholders. The nominees of the Concerned Shareholders of Rocky Mountain pledge to ensure increased accountability and decisions that are made with shareholders’ best interests in mind. The Concerned Shareholders of Rocky Mountain encourage shareholders to arm themselves with all the facts and take the Company’s fictions for what they are—attempts to save the seats of certain incumbent directors. We are confident that shareholders armed with the facts will vote the BLUE card for new, honest leadership at the Company.

Contacts

John Glenn Grau
InvestorCom LLC
(203) 295-7841

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